Exhibit 99.1

Critical Therapeutics Files Registration Statement on Form S-4 with Securities and Exchange Commission

Merger with Cornerstone Currently Targeted to Close in Fourth Quarter of 2008

LEXINGTON, Mass.--(BUSINESS WIRE)--Critical Therapeutics, Inc. (NASDAQ: CRTX) announced today that it has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission containing the preliminary Proxy Statement/Prospectus in connection with the previously announced merger agreement between Critical Therapeutics and Cornerstone BioPharma Holdings, Inc. (Cornerstone). Cornerstone is a privately-held specialty pharmaceutical company focused on developing and commercializing prescription medications for respiratory disorders.

The Registration Statement has not yet become effective and the information contained in the filing is subject to change. After the Registration Statement has been declared effective, a definitive Proxy Statement/Prospectus will be mailed to the stockholders of Critical Therapeutics prior to holding any special meeting of stockholders to vote on the proposed merger agreement.

The stock-for-stock transaction is currently targeted to close in the fourth quarter of 2008. A copy of the filing in its entirety is available at www.sec.gov.

About Critical Therapeutics, Inc.

Critical Therapeutics, Inc. is developing and commercializing innovative products for respiratory and inflammatory diseases. Critical Therapeutics owns worldwide rights to two FDA-approved drugs: ZYFLO CR® (zileuton) extended-release tablets and ZYFLO® (zileuton tablets). Critical Therapeutics is developing products for acute asthma attacks that lead patients to the emergency room and other urgent care settings. Critical Therapeutics also is developing therapies directed toward the body’s inflammatory response. Critical Therapeutics is located in Lexington, Mass. For more information, please visit www.crtx.com.

Important Additional Information

The Registration Statement and the Proxy Statement/Prospectus contains important information about Critical Therapeutics, Cornerstone, the transaction and related matters. Investors and security holders are urged to read the Registration Statement, once it has been declared effective, and the definitive Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Critical Therapeutics through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders can obtain free copies of the Registration Statement and the Proxy Statement/Prospectus from Critical Therapeutics by contacting Critical Therapeutics, Inc., Attn: Chief Financial Officer, 60 Westview Street, Lexington, MA 02421.

Critical Therapeutics, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Critical Therapeutics’ directors and executive officers is contained in Critical Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and its proxy statement dated April 25, 2008, which are filed with the SEC. Additional information regarding the interests of these participants and other persons who may be deemed participants in the transaction may be obtained by reading the Registration Statement and the Proxy Statement/Prospectus when they are available. As of June 30, 2008, Critical Therapeutics’ directors and executive officers beneficially owned approximately 10,406,191 shares, or 23 percent, of Critical Therapeutics’ common stock.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding the closing of the proposed transaction with Cornerstone; our strategy, future operations, financial position, future revenues, and projected costs; prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “target,” “may,” “plan,” “project,” “could,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: our ability to consummate the proposed transaction with Cornerstone; the continued listing of the Company’s common stock on NASDAQ and our ability to achieve and sustain compliance with all NASDAQ listing requirements; our ability to successfully market and sell ZYFLO CR, including the success of our co-promotion arrangement with DEY; our ability to transition our management team effectively; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO CR; patient, physician and third-party payor acceptance of ZYFLO CR as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO CR or ZYFLO; our heavy dependence on the commercial success of ZYFLO CR; our ability to maintain regulatory approvals to market and sell ZYFLO CR; our ability to successfully enter into additional strategic co-promotion, collaboration or licensing transactions on favorable terms, if at all; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; our ability to obtain the substantial additional funding required to conduct our development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO CR, our discoveries and our drug candidates. These and other risks are described in greater detail in the “Risk Factors” section of the Registration Statement and our Quarterly Report on Form 10-Q and other filings that we make with the Securities and Exchange Commission. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

In addition, the statements in this press release reflect our expectations and beliefs only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, except as required by law, whether as a result of new information, future events or otherwise. In general, except as specifically indicated, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, business development transactions, joint ventures or investments, other than the proposed transaction with Cornerstone. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

ZYFLO® and ZYFLO CR® are registered trademarks of Critical Therapeutics, Inc.

CONTACT:
Critical Therapeutics, Inc.
Linda S. Lennox, 781-402-5708
Vice President, Investor & Media Relations
llennox@crtx.com